Exhibit 99.1

Goldman Sachs Names Denis P. Coleman III Chief Financial Officer;

Stephen M. Scherr to Retire and Serve as Senior Director

NEW YORK, September 14, 2021 – The Goldman Sachs Group, Inc. (“Goldman Sachs”) today announced that Denis P. Coleman III, co-head of the Global Financing Group, will become the firm’s Chief Financial Officer, effective January 1, 2022. After a distinguished career at Goldman Sachs spanning three decades, including serving for the last three years as Chief Financial Officer, Stephen M. Scherr has decided to retire from the firm. Stephen will remain Chief Financial Officer until the end of the year and will retire from the firm at the end of January. Upon his retirement, he will become a Senior Director. Denis will serve as Deputy Chief Financial Officer effective immediately to ensure a smooth transition.

“Denis has consistently proven himself through his strong judgment and operational capability across roles of increasing responsibility and we look forward to his contributions to the firm as Chief Financial Officer,” said David M. Solomon, Chairman and CEO. “His strong foundation across capital markets and risk management position him well to succeed as we seek to build on our momentum across our client franchise and deliver shareholder value.”

“On behalf of the firm, I would like to express my deep gratitude to Stephen for his contributions,” Mr. Solomon said. “Stephen was integral to the development of key growth initiatives at the firm, including Consumer and Transaction Banking. In his most recent role, Stephen helped to drive the firm’s strategic objectives and facilitate change in the organization, all while maintaining a core focus on risk, particularly during the pandemic. His work ethic, command of complexity, and unfailing commitment to the firm have served as an example to us all. We wish him well.”

“I am humbled to take on this new role,” said Mr. Coleman. “I am energized by the opportunity and look forward to working with leadership to set and execute our strategy, ensure strong risk and capital management, and safeguard our unique culture. Stephen has done all this with the generosity and good nature that have come to define him and I am grateful that I will benefit from his counsel through the transition period.”

“Goldman Sachs is an incredible organization and having participated in its growth over my 28-year career, I am proud of what we have accomplished,” said Mr. Scherr. “Denis is a tremendously talented executive whom I have worked with for two decades and I look forward to working alongside him to ensure a smooth transition.”

Denis has served as co-head of the Global Financing Group in the Investment Banking Division since 2018. In that role, Denis has led the firm’s efforts to serve its clients’ capital needs while driving significant growth across products. He serves as co-chair of the Firmwide Capital Committee and is a member of the European Management Committee, the Firmwide Investment Policy Committee, the Firmwide Asset Liability Committee, and the Firmwide Conduct Committee.

Denis joined Goldman Sachs in 1996 as an analyst in the Bank Loan Group. In 1998, he moved to Capital Markets in the then Fixed Income, Currency and Commodities Division. Mr. Coleman transferred to the Investment Banking Division in 2004 and became co-head of U.S. Loan Capital Markets in 2005. In 2008, he was named co-head of U.S. Leveraged Finance, in 2009 he became head of EMEA Credit Finance in London and was then named head of the EMEA Financing Group from 2016 to June 2018. Denis was named managing director in 2005 and partner in 2008.

Stephen has served as Chief Financial Officer of Goldman Sachs since 2018. Previously, he served Chief Executive Officer of Goldman Sachs Bank USA and was also head of the Consumer & Commercial Banking Division. In that role, Stephen led Goldman Sachs’ effort to build a digital consumer business that represents significant opportunity to serve millions of new customers and meaningful new growth for the firm.

Stephen joined Goldman Sachs in 1993 as an associate in the Financial Institutions Group. In 1996, he transferred to Capital Markets in the then Fixed Income, Currency and Commodities Division. Over the next several years, Stephen held a number of senior roles across the firm, including as Chief Operating Officer for the Investment Banking Division, global head of the Financing Group from 2008 to 2014, head of the Latin American business and the firm’s Chief Strategy Officer from 2014 to 2017. He was named managing director in 2001 and partner in 2002.

About Goldman Sachs

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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